Exhibit 99.1

         Possis Medical, Inc. Reports Fourth-Quarter Results;
    Company Meets Guidance and Achieves Sequential Quarterly Growth

    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 20, 2005--Possis Medical, Inc. (NASDAQ:POSS) today reported sales of $16.3 million for the fourth quarter ended July 31, 2005, versus $20.0 million in the year-ago period, and $15.1 million in the third quarter of fiscal 2005. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales for the fourth quarter were $15.6 million, compared with $19.7 million one year ago. For the fiscal year ended July 31, 2005, Possis reported sales of $65.1 million, versus $72.4 million in the prior year. Fiscal 2005 U.S. AngioJet System sales were $63.0 million, compared to $70.8 million in 2004.
    Net income per diluted share for the 2005 fourth quarter was $0.07 versus $0.18 in the prior-year period. For the fiscal year, net income per diluted share was $0.34 versus net income of $0.60 per diluted share in the prior year. Possis Medical's cash and marketable securities position rose to $44.4 million at the end of the fourth quarter. Operating cash flow in the fourth quarter was $2.6 million and $11.9 million for the 2005 fiscal year. Fiscal 2005 revenue and net income per diluted share were consistent with previously issued guidance.
    Robert G. Dutcher, Chairman, President and CEO of Possis Medical, said, "Despite a challenging year due to the disappointing AiMI study results announced last fall, I am encouraged by the resilience and strength of our AngioJet franchise, the superiority of our technology, and the progress we made in returning to sequential quarterly growth. In fiscal 2006, we expect to continue to build top-line sales, achieve double-digit bottom-line growth through the strength of our proven AngioJet System, and introduce new products and new supporting clinical science."
    Possis Medical's gross profit margin was 74 percent in the fourth quarter, compared to 76 percent a year ago and 72 percent during the third quarter of fiscal 2005. The Company continued to expand its base of U.S. drive units, which now numbers over 1,500 units. Average catheter utilization per quarter per installed drive unit, a measure of recurring usage, was 8.2 in the fourth quarter, compared to 10.8 in the prior-year period and 7.8 in the third quarter of fiscal 2005. At the close of fiscal 2005, coronary product sales have stabilized following two quarters of decline. In addition, peripheral product sales grew 30 percent year over year.
    Selling, general, and administrative expenses (SG&A) increased 4 percent in the fourth quarter versus the same period a year ago due largely to Sarbanes-Oxley compliance costs. For the full 2005 fiscal year, SG&A expenses increased slightly to $28.6 million due to sales force expansion investments and the Sarbanes-Oxley costs already noted.
    Fourth-quarter research and development (R&D) spending increased 14 percent to $2.9 million, or 18 percent of sales. The Company's fiscal 2005 R&D spending increased 16 percent to $10.5 million, or 16 percent of sales.
    Said Dutcher, "Our aggressive investment in R&D in fiscal 2005 led to the recent achievement of several milestones that give us reason for optimism as we head into fiscal year 2006. Our DVX(TM) and XMI(R)-RX+ catheters are now fully released to the market and are expected to help drive sales. And, as we announced in July, we have submitted a PMA supplement to the U.S. Food and Drug Administration
(FDA) seeking approval for our newly developed AngioJet Ultra Console and combined disposable Thrombectomy Sets."

    Product Development Update

    As illustrated by these fourth-quarter product launches and regulatory submissions, Possis expects to continue to benefit from its ongoing investment in new and enhanced product designs. For example, the Ultra Console, when combined with the new integrated disposable pump and catheter sets, is designed to provide plug-and-go convenience for hospital staff. The Ultra System greatly reduces the number of set-up steps, which translates to time savings and enhanced functionality, both of which are vital in emergency procedures. The Company anticipates receiving FDA approval by the end of fiscal 2006. According to Dutcher, "We are confident that the improved ease-of-use and increased capabilities of the Ultra System will provide a platform for long-term growth of the AngioJet System business, and also enable faster introduction of future new and improved catheter models."
    In addition, Possis Medical is making significant progress on a new family of rapid exchange catheters called SpiroFlex(TM). The SpiroFlex design features a stainless steel proximal shaft laser-cut in a spiral configuration, then jacketed with a thin plastic, making it a highly flexible and kink-resistant catheter with excellent pushability. The SpiroFlex is expected to have its first market use before the end of calendar 2005. A higher-power version, designed for use in larger coronary vessels and saphenous vein bypass grafts, is expected to come out soon thereafter.
    Additionally, during the first quarter of fiscal 2006, Possis plans to complete the process of improving its over-the-wire XMI and XVG(R) catheters by adding a new atraumatic soft tip for enhanced vessel safety, and updating both catheters to include the Company's patented Tru-Seal(R) hub, which provides a rapid and easy method for loading and unloading catheters during treatment. These advancements will significantly ease the handling of the XMI and XVG catheters.
    Also, Possis Medical is in the final stages of completing development of its new GuardDOG(R) line of temporary occlusion guidewires (including both 0.014" and 0.035" versions) designed to enhance AngioJet evacuation of thrombus, reduce potential for embolization, and enhance the effectiveness of our Power Pulse(TM) delivery therapy. FDA submissions for these new models are currently planned for the first half of fiscal year 2006.

    New Clinical Science

    On another important and complementary front, Possis Medical is continuing to expand its commitment to sponsor meaningful new clinical science to highlight the value of AngioJet treatment for thrombus.
    In support of its coronary market, the Company sponsored presentations at this year's ACC meeting in Orlando, Florida, by Dr. Charles Simonton of the Sanger Clinic in Charlotte, North Carolina, and Dr. Samin Sharma from Mt. Sinai Medical Center in New York City. These presentations of real-world clinical experience further confirmed that treatment of visible coronary thrombus with AngioJet thrombectomy improves clinical outcomes over conventional percutaneous coronary intervention without thrombectomy.
    Said Dutcher, "The AiMI study focused on expanding our potential coronary market to include all heart attack patients, whether or not they had visible thrombus. Following last year's announcement of the AiMI results, we knew we had to follow up with new clinical science to support our coronary market. Thus, we accelerated our collaboration with key interventional cardiologists to develop and present important clinical outcomes registries to highlight the value of the AngioJet System in treating visible coronary thrombus. The AiMI results are starkly inconsistent with the large and growing body of clinical evidence and expert experience seen both before and since the release of the AiMI results. Coronary interventionalists know that visible thrombus remains a serious risk for procedural complications and worse clinical outcomes, and we will continue to support clinical science to demonstrate that AngioJet thrombectomy is preferred treatment for such patients."
    In addition, Possis is sponsoring the JETSTENT study of AngioJet treatment in heart attack patients with visible thrombus. This European-based, multi-centered, randomized trial will be led by principal investigator Dr. David Antoniucci of the Careggi Institute in Florence, Italy, with Dr. Antonio Colombo of San Raffaele Hospital, Milan, serving as co-principal investigator. Enrollment of a targeted 500 patients is expected to begin later this calendar year.
    "The JETSTENT study is a key element of our effort to respond to the controversial AiMI study results. We fully expect this new study will confirm Dr. Antoniucci's earlier, published success with AngioJet treatment of heart attack patients with visible thrombus. We are also working with other leading U.S. and European coronary interventionalists to develop other clinical evidence to show the value of AngioJet treatment in coronary vessels," said Dutcher.
    Possis Medical also plans to seek FDA approval later in fiscal 2006 to start an IDE clinical study of AngioJet treatment for deep vein thrombosis (DVT). This new clinical science initiative builds on the Company's current ADVENTT study, and the growing interest among interventionalists to use the AngioJet System to treat DVT. When completed, the Company expects the study will result in an approved indication for use, and establish DVT as the next large market opportunity for AngioJet treatment.
    Concluded Dutcher, "We're confident in our AngioJet technology platform, our growth plans and the Company's ability to execute those plans, and we're optimistic about maximizing our opportunities in fiscal 2006 and beyond."

    Outlook

    Looking ahead to fiscal 2006, Possis estimates full-year revenues in the range of $69 to $74 million, with gross margins in the low- to mid-seventies as a percent of sales. Including the impact of stock-based compensation expense, the Company anticipates net income per diluted share of $0.24 to $0.34 for fiscal 2006, up from $0.16 per share for fiscal 2005. For the fiscal 2006 first quarter, the Company anticipates revenues of $15.9 to $16.2 million and net income of $0.01 to $0.02 per diluted share, including the impact of expensing stock-based compensation. The impact of expensing stock-based compensation per FAS No. 123(R) is anticipated to be approximately $0.04 per diluted share for the first quarter and $0.16 per diluted share for fiscal year 2006.
    Possis Medical will host a conference call on Wednesday, September 21, 2005, at 9:30 am Central Time. Mr. Dutcher and Jules L. Fisher, CFO, will discuss the fourth-quarter and full-year operating results, and there will be a time for questions and answers.
    To join the conference call, dial 888-889-7567 (international - 1-517-645-6377) by 9:25 am, and give the password "Conference" and leader "Mr. Bob Dutcher."
    A webcast of the conference call can be accessed at www.possis.com under the Investors tab. The webcast can also be accessed at www.fulldisclosure.com for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for 30 days.
    A replay of the conference call will be available from Noon Central Time on Wednesday, September 21, through Friday, September 23 at 11:59 pm Central Time. Dial toll-free 1-866-490-5935 (toll 1-203-369-1711).
    Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.
    Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements relate to estimated future sales, gross margins, expenses and earnings per share, the impact of the results of the AiMI trial, other marketing and IDE clinical study results, the impact of expensing stock-based compensation, and the costs and timing of new products and associated regulatory clearances. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements such as unforeseen delays in new product releases and associated regulatory clearances and the associated higher expense levels. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2004, filed with the Securities and Exchange Commission.


             POSSIS MEDICAL, INC. CONSOLIDATED STATEMENTS
                  OF INCOME AND COMPREHENSIVE INCOME
                             (UNAUDITED)


                                              Three Months Ended
                                         -----------------------------
                                         July 31, 2005   July 31, 2004
                                         --------------  -------------
Product sales...........................   $16,280,480    $20,039,804

Cost of sales and other expenses:
     Cost of medical products...........     4,223,856      4,752,341
     Selling, general and administrative     7,498,389      7,230,036
     Research and development...........     2,870,227      2,518,552
                                           ------------  -------------
            Total cost of sales and
             other expenses.............    14,592,472     14,500,929
                                           ------------   ------------
Operating income........................     1,688,008      5,538,875
     Interest income....................       360,921        213,139
Loss on sale of securities..............       (13,327)       (18,547)
                                           ------------   ------------
Income before income taxes..............     2,035,602      5,733,467
Income tax provision....................      (758,048)    (2,145,839)
                                           ------------   ------------
Net income..............................     1,277,554      3,587,628

Other comprehensive loss, net of tax
Unrealized loss on securities...........      (108,000)       (32,000)
                                           ------------   ------------
Comprehensive income....................    $1,169,554     $3,555,628
                                           ============   ============
Weighted average number of common.......
   shares outstanding:
         Basic..........................    17,303,812     18,191,267
         Diluted........................    17,822,780     19,947,489

Net income per common share:
          Basic.........................         $0.07          $0.20
                                                 =====          =====
          Diluted.......................         $0.07          $0.18
                                                 =====          =====

                                              Twelve Months Ended
                                          ----------------------------
                                          July 31, 2005  July 31, 2004
                                          -------------  -------------
Product sales...........................   $65,053,329    $72,420,168

Cost of sales and other expenses:
     Cost of medical products...........    16,966,874     17,320,094
     Selling, general and administrative    28,625,132     27,983,585
     Research and development...........    10,501,719      9,033,207
                                           ------------   ------------
           Total cost of sales and
             other expenses.............    56,093,725     54,336,886
                                           ------------   ------------
Operating income........................     8,959,604     18,083,282
     Interest income....................     1,274,149        731,809
Loss on sale of securities..............      (114,401)       (52,580)
                                           ------------   ------------
Income before income taxes..............    10,119,352     18,762,511
Income tax provision....................    (3,963,934)    (7,033,790)
                                           ------------   ------------
Net income..............................     6,155,418     11,728,721

Other comprehensive income, net of tax
Unrealized loss on securities...........      (104,000)       (36,000)
                                           ------------   ------------
Comprehensive income....................    $6,051,418    $11,692,721
                                           ============   ============
Weighted average number of common.......
   shares outstanding:
         Basic..........................    17,616,072     17,935,974
         Diluted........................    18,310,906     19,565,530

Net income per common share:
          Basic.........................         $0.35          $0.65
                                                 =====          =====
          Diluted.......................         $0.34          $0.60
                                                 =====          =====


                AngioJet System Key Business Indicators

                               Q4-04   Q1-05   Q2-05   Q3-05   Q4-05
----------------------------------------------------------------------
U.S. AngioJet Revenue -
 $(000)                       $19,650 $17,199 $15,585 $14,690 $15,609
----------------------------------------------------------------------
U.S. Drive Units Sold              59      49      49      44      40
----------------------------------------------------------------------
U.S. Drive Units in the Field   1,317   1,371   1,422   1,461   1,509
----------------------------------------------------------------------
U.S. Catheter Utilization        10.8     9.3     8.3     7.8     8.2
----------------------------------------------------------------------
Gross Margin %                     76%     75%     74%     72%     74%
----------------------------------------------------------------------
EPS Diluted                     $0.18   $0.11   $0.09   $0.06   $0.07
----------------------------------------------------------------------


                         POSSIS MEDICAL, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)


                                         July 31, 2005  July 31, 2004
ASSETS                                   -------------  -------------

CURRENT ASSETS:
     Cash and cash equivalents..........    $5,257,244     $8,411,784
     Marketable securities..............    39,169,811     39,759,403
     Trade receivables (less allowance
      for doubtful
          accounts and returns of
           $669,000 and
          $536,000, respectively).......     8,274,839     10,232,180
     Inventories........................     5,830,204      5,389,653
Prepaid expenses and other assets.......     1,158,214        958,616
Deferred tax asset......................     1,042,000        890,000
                                           -----------    ------------
Total current assets....................    60,732,312     65,641,636

PROPERTY AND EQUIPMENT, net.............     4,879,221      5,073,775

OTHER ASSETS:
     Deferred tax assets................    12,113,949     15,103,949
     Other assets.......................       425,914        201,341
                                           ------------   ------------
TOTAL ASSETS............................   $78,151,396    $86,020,701
                                           ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Trade accounts payable.............    $1,355,402     $1,791,694
     Accrued salaries, wages, and
      commissions.......................     3,212,525      4,228,804
     Other liabilities..................     2,468,669      2,222,465
                                           ------------   ------------
             Total current liabilities..     7,036,596      8,242,963

OTHER LIABILITIES.......................       526,914        160,536

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
     Common stock-authorized,
      100,000,000 shares
          of $0.40 par value each;
           issued and outstanding,
           17,326,487 and 18,254,942
            shares, respectively........     6,930,595      7,301,977
     Additional paid-in capital.........    75,725,188     88,434,540
     Unearned compensation..............       (15,000)       (15,000)
     Accumulated other comprehensive
      loss..............................      (240,000)      (136,000)
     Retained deficit...................   (11,812,897)   (17,968,315)
                                           ------------   ------------
          Total shareholders' equity....    70,587,886     77,617,202
                                           ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY.................................   $78,151,396    $86,020,701
                                           ============   ============


    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             jules.fisher@possis.com